Exhibit 99.1

Steve Madden Announces First Quarter 2014 Results

LONG ISLAND CITY, N.Y., May 1, 2014 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2014.

For the First Quarter 2014:

●	Net sales increased 9.2% to $304.6 million compared to $278.9 million in the same period of 2013.
●	Gross margin was 35.6% as compared to 36.8% in the same period last year due primarily to increased promotional activity in the retail segment.
●	Operating expenses as a percentage of sales were 24.8% compared to 25.3% of sales in the same period of 2013 due to operating expense leverage on growing sales in the wholesale segment.
●	Operating income totaled $36.0 million, or 11.8% of net sales, compared with operating income of $36.4 million, or 13.1% of net sales, in the same period of 2013.
●	Net income increased to $23.6 million, or $0.36 per diluted share, compared to $23.4 million, or $0.35 per diluted share in the prior year’s first quarter, adjusted for the three-for-two stock split effective October 2, 2013.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We were pleased to deliver solid overall financial results in the first quarter in a difficult environment.  While a lack of fashion footwear trends and the soft overall retail climate continued to challenge our retail segment, our wholesale business was outstanding.  Wholesale net sales increased 13.3%, led by strong growth across all Steve Madden brands.  We also added a luxury brand to our portfolio in the quarter with our acquisition of majority ownership in the Brian Atwood® intellectual property.  Looking ahead, we remain on track to meet our sales and earnings targets for the year.”

First Quarter 2014 Segment Results

Net sales from the wholesale business grew 13.3% to $265.0 million in the first quarter compared to $233.9 million in the first quarter of 2013, including double-digit percentage gains in the Steve Madden Women’s, Steve Madden Men’s and Madden Girl wholesale footwear divisions. Gross margin in the wholesale business was 32.6% compared to 32.3% in last year’s first quarter, driven by improvement in both branded and private label wholesale footwear margins. Retail net sales decreased 12.1% to $39.6 million compared to $45.1 million in the first quarter of the prior year. The increase in net sales resulting from the net opening of 13 new stores since the end of the first quarter last year was more than offset by a same store sales decrease of 17.2% for the first quarter of 2014. Increased promotional activity resulted in retail gross margin of 55.7% in the first quarter of 2014 compared to 60.3% in the first quarter of 2013.

During the first quarter, the Company opened one full-price store and three outlet stores and closed two full-price stores. The Company ended the quarter with 123 company-operated retail locations, including 20 outlets and four Internet stores.

The effective tax rate for the quarter of 35.1% compares to 37.0% in the first quarter of the prior year. The decline in the rate is driven by the Company’s reinvestment of foreign earnings in foreign locations.

Balance Sheet and Cash Flow

During the quarter, the Company repurchased approximately 0.9 million shares of the Company’s common stock for $29.3 million. On April 29, 2014, the Company’s Board of Directors approved a continuation of the Company’s stock repurchase program for up to $150 million of the Company’s common stock.

As of March 31, 2014, cash, cash equivalents, and current and non-current marketable securities totaled $275.7 million.

Company Outlook

For fiscal year 2014, the Company continues to expect that net sales will increase 5% to 7% over net sales in 2013. Diluted EPS for fiscal year 2014 is expected to be in the range of $2.05 to $2.15, unchanged from previous guidance.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Thursday, May 1, 2014, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 8003392, and will be available until June 1, 2014.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden®, Steven by Steve Madden®, Madden Girl®, Freebird by Steven®, Stevies®, Betsey Johnson®, Betseyville®, Brian Atwood®, B Brian Atwood®, Report Signature®, Report®, Big Buddha®, Wild Pair®, Cejon® and Mad Love®, the Company is the licensee of various brands, including Olsenboye® for footwear, handbags and belts and Superga® and l.e.i.® for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 123 retail stores (including the Company’s four Internet stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013

Net sales	$304,624	$278,916
Cost of sales	196,276	176,318
Gross profit	108,348	102,598
Commission and licensing fee income, net	3,171	4,366
Operating expenses	75,526	70,525
Income from operations	35,993	36,439
Interest and other income, net	1,033	913
Income before provision for income taxes	37,026	37,352
Provision for income taxes	12,996	13,820
Net income	24,030	23,532
Net income attributable to noncontrolling interests	393	132
Net Income attributable to Steven Madden, Ltd.	$23,637	$23,400

Basic net income per share	$0.38	$0.36
Diluted net income per share	$0.36	$0.35

Basic weighted average common shares outstanding	62,822	65,228
Diluted weighted average common shares outstanding	65,137	67,190

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	March 31, 2014	December 31, 2013	March 31, 2013
	Unaudited		Unaudited
Cash and cash equivalents	$153,070	$180,275	$154,697
Marketable securities (current & non current)	122,659	111,858	123,209
Accounts receivable, net	202,970	185,423	170,096
Inventories	58,301	73,696	58,586
Other current assets	28,776	36,660	27,912
Property and equipment, net	58,432	56,606	46,190
Goodwill and intangibles, net	227,419	225,695	230,545
Other assets	12,269	10,028	8,987
Total assets	$863,896	$880,241	$820,222

Accounts payable	$89,073	$99,126	$69,380
Contingent payment liability (current & non current)	34,917	34,795	46,810
Other current liabilities	37,303	44,682	46,140
Other long term liabilities	24,656	22,798	13,227
Total Steven Madden, Ltd stockholders’ equity	677,354	678,517	644,713
Noncontrolling interest	593	323	(48)
Total liabilities and stockholders’ equity	$863,896	$880,241	$820,222

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013

Net cash provided by operating activities	$21,560	$26,350

Investing Activities
Purchases of property and equipment	(4,392)	(4,226)
Purchases / sales of marketable securities, net	(9,439)	(26,372)
Acquisition, net of cash acquired	(6,750)	—
Net cash used for investing activities	(20,581)	(30,598)

Financing Activities
Common stock share repurchases for treasury	(29,336)	(11,141)
Proceeds from exercise of stock options	521	651
Tax benefit from the exercise of options	631	658
Net cash used for financing activities	(28,184)	(9,832)

Net decrease in cash and cash equivalents	(27,205)	(14,080)

Cash and cash equivalents - beginning of period	180,275	168,777

Cash and cash equivalents - end of period	153,070	154,697

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com